Jacksonville Bancorp, Inc. Board Approves Reverse Stock Split

JACKSONVILLE, Fla., Oct. 8, 2013 /PRNewswire/ -- Jacksonville Bancorp, Inc. (the "Company") (NASDAQ: JAXB), holding company for The Jacksonville Bank, announced today that its Board of Directors (the "Board") has approved a 1-for-20 reverse stock split of its common stock and nonvoting common stock. The Company anticipates that the reverse stock split will be effective on or about October 24, 2013. The Company's shareholders had authorized the Board to approve a reverse stock split at a ratio of up to 1-for-20 at the special meeting of shareholders in February.

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The reverse stock split is being implemented primarily for the purpose of regaining compliance with the $1.00 per share minimum closing bid price requirement for continued listing on the Nasdaq Capital Market, although there is no assurance that this will be achieved.

When the reverse split becomes effective, every 20 shares of common stock held by a shareholder will automatically combine into one (1) new share of common stock, and every 20 shares of nonvoting common stock held by a shareholder will automatically combine into one (1) new share of nonvoting common stock. No fractional shares will be issued as a result of the reverse stock split; any fractional shares that would have resulted from the reverse split will be rounded up to the nearest whole share. The number of authorized shares of common stock and nonvoting common stock will be proportionately reduced as a result of the reverse split; there will be no change in par value for such shares.

The Company

Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market with approximately $522.4 million in assets and eight full-service branches in Jacksonville and Jacksonville Beach, Duval County, Florida as well as our virtual branch. The Jacksonville Bank opened for business on May 28, 1999 and provides a variety of community banking services to businesses and individuals in Jacksonville, Florida. More information is available at its website at www.jaxbank.com.

The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions and uncertainties. The risks, uncertainties and factors affecting actual results include but are not limited to: the implementation of the reverse stock split; our ability to regain compliance with Nasdaq's continued listing standards; our ability to dispose of substandard assets and the disposition prices thereof; economic and political conditions, especially in North Florida; real estate prices and sales in the Company's markets; competitive circumstances; bank regulation, legislation, accounting principles and monetary policies; the interest rate environment; efforts to increase our capital and reduce our nonperforming assets; and technological changes. The Company's actual results may differ significantly from the results discussed in forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Additional information regarding risk factors can be found in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2013.

CONTACT: Valerie Kendall at (904) 421-3051